Exhibit 99.1

Editorial Contact: Gwen Carlson Conexant Systems, Inc. (949) 483-7363	Investor Relations Contact: Scott Allen Conexant Systems, Inc. (949) 483-2698
CONEXANT ACQUISITION BY GOLDEN GATE COMPLETED
NEWPORT BEACH, Calif., April 19, 2011 — Conexant Systems, Inc. (NASDAQ: CNXT), a leading supplier of innovative semiconductor solutions for imaging, audio, embedded modem, and video surveillance applications, today announced that Gold Acquisition Corp., a wholly-owned subsidiary of Gold Holdings, Inc. (“Gold”), merged with and into Conexant, with Conexant as the surviving corporation. Gold is an affiliate of Golden Gate Capital, a private equity firm headquartered in San Francisco with deep experience in semiconductors and broader technology sectors. As a privately held company, Conexant will no longer trade on the NASDAQ Global Market exchange.
About Conexant
     Conexant’s portfolio of innovative semiconductor solutions includes products for imaging, audio, embedded modem, and video surveillance applications. Conexant is a fabless semiconductor company headquartered in Newport Beach, Calif. To learn more, please visit www.conexant.com.
About Golden Gate Capital
     Golden Gate Capital is a San Francisco-based private investment firm with approximately $9 billion of capital under its management. The firm’s charter is to partner with world-class management teams to make equity investments in situations where there is a demonstrable opportunity to significantly enhance a company’s value. The principals of Golden Gate have a long and successful history of investing with management partners across a wide range of industries and transaction types, including going-privates, corporate divestitures, leveraged buyouts and recapitalizations. For additional information, visit www.goldengatecap.com.
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Conexant is a registered trademark of Conexant Systems, Inc.